Exhibit 1.1
FIRST AMENDMENT TO
DEALER MANAGER AGREEMENT

THIS FIRST AMENDMENT TO DEALER MANAGER AGREEMENT (this “Amendment”) dated April 1, 2017 (the “Amendment Date”) is entered into by and between LaSalle Investment Management Distributors, LLC (the “Dealer Manager”) and Jones Lang LaSalle Income Property Trust, Inc. (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement (as defined below) as amended hereby.

RECITALS

WHEREAS, the Dealer Manager and the Company previously entered into that certain Dealer Manager Agreement, dated January 5, 2015 (the “Agreement”); and

WHEREAS, in accordance with Section 13.3 of the Agreement, the Dealer Manager and the Company desire to amend the Agreement to reduce the maximum selling commission paid with respect to each Class A Primary Share on the terms and conditions set forth herein.
AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree that the Agreement shall be amended as follows:

1.Amendment to Schedule 1 of the Agreement. Schedule 1 of the Agreement is hereby amended by replacing in its entirety the first paragraph under Paragraph B with the following:
The Company will pay Dealer Manager selling commissions in the amount of up to (i) 3.0% of the NAV per Class A Share of each sale of Class A Primary Shares and (ii) 1.5% of the NAV per Class A-I Share of each sale of Class A-I Primary Shares, unless a reduced amount is agreed to in the participating broker-dealer agreement for the Participating Broker-Dealer which made that particular sale. The Company will not pay to the Dealer Manager any selling commissions in respect of the sale of any Class M or Class M-I shares or DRIP Shares.

2.Amendment to Exhibit A (Form of Participating Broker Dealer Agreement) of the Agreement. Schedule 1 of Exhibit A (Form of Participating Broker Dealer Agreement) of the Agreement is hereby amended by replacing in its entirety Paragraph A(1) with the following:

A.	Terms and Conditions of the Selling Commissions.

1.	Class A Primary Shares
Participating Broker-Dealer will receive a selling commission in an amount of up to     % of the NAV per Class A Primary Share on each Class A Primary Share sold by Participating Broker-Dealer calculated after the close of business on the day the subscription agreement is accepted and confirmed by the Company, or if such day is not a business day, calculated after the close of business on the next business day, and sold by it and accepted and confirmed by the Company. Participating Broker-Dealer has agreed to offer the following discounts to qualifying purchasers for Class A Primary Shares as permitted by the terms of the Prospectus:

Aggregate Purchase Price of Class A Shares	Class A Selling Commission as a % of NAV Per Class A Share
$10,000 - $149,999.99	3.0%
$150,000 - $499,999.99	2.5
$500,000 - $999,999.99	2.0
$1,000,000 and up	1.5

3.Notice. The provisions of Section 16 of the Agreement shall remain in full force and effect, except that the address of the Company and the Dealer Manager shall be as follows:

If to the Company:	Jones Lang LaSalle Income Property Trust, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Attention: Chief Executive Officer

If to the Dealer Manager:	LaSalle Investment Management Distributors, LLC
333 West Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel

4.Confirmation of Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

5.Entire Agreement. This Amendment, together with the Agreement, represents the entire agreement related to the subject matter contemplated hereby and thereby.

6.Counterparts; Signature. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Facsimile and .pdf transmissions of the signature of this Amendment may be relied upon, and shall have the same force and effect, as the original of such signature.

[SIGNATURE PAGES FOLLOW IMMEDIATELY HEREAFTER]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ C. Allan Swaringen
Name: C. Allan Swaringen
Title: President and CEO

LASALLE INVESTMENT MANAGEMENT DISTRIBUTORS, LLC

By:	/s/ Gregory T. Gore
Name: Gregory T. Gore
Title: Managing Director